Exhibit 5.3

BCP Crystal US Holdings Corp. 505 U.S. Highway 202/206, Suite 310 Bedminster, NJ 07921-1590

Ladies and Gentlemen :

                We have acted as special Minnesota law counsel to BCP Crystal US Holdings Corp., a Delaware corporation (the “Company”), and to Ticona Celstron Inc., a Minnesota corporation (the “Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $1,225,000,000 aggregate principal amount of 9 5/8 % Senior Subordinated Notes due 2014 and €200,000,000 aggregate principal amount of 10 3/8 % Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantor and certain other subsidiaries of the Company (the Guarantor and such subsidiaries are collectively referred to as the “Subsidiary Guarantors”) of guarantees (the “Guarantees”) with respect to the Exchange Securities.

                The Exchange Securities and the Guarantees will be issued under an indenture, dated as of June 8, 2004 (the “Initial Indenture”), among the BCP Caylux Holdings Luxembourg S.C.A. (“BCP Caylux”), Celanese Holdings LLC, a Delaware limited liability company (formerly BCP Crystal Holdings Ltd. 2) (the “Parent Guarantor”) and The Bank of New York, as trustee (the “Trustee”), a supplemental indenture, dated as of October 5, 2004 (the “US Holdco Supplemental Indenture”), among the Company, BCP Caylux, the Parent Guarantor and the Trustee and a supplemental indenture, dated as of October 5, 2004 (the “Subsidiary Guarantor Supplemental Indenture”, and, together with the Initial Indenture and the US Holdco Supplemental Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The Exchange Securities will be offered by the Company in exchange for $1,225,000,000 aggregate principal amount of outstanding 9 5/8 % Senior Subordinated Notes due 2014 and €200,000,000 aggregate principal amount of outstanding 10 3/8 % Senior Subordinated Notes due 2014 (the “Securities”).

                We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor. In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed

BCP Crystal US Holdings Corp.

February 11, 2005

copies and the authenticity of the originals of such latter documents.  We have also assumed the incumbency of the officer who executed the Subsidiary Guarantor Supplemental Indenture on behalf of the Guarantor.

                Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

                1.  The execution and delivery by the Guarantor of the Subsidiary Guarantor Supplemental Indenture will not violate or cause a breach of any statute of the State of Minnesota, or any rule or regulation of any governmental authority or regulatory body of the State of Minnesota.

                2.  The Subsidiary Guarantor Supplemental Indenture has been duly authorized, executed and delivered by the Guarantor.

Our opinion expressed above is limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to Simpson Thacher & Bartlett LLP's relying as to matters of Minnesota law on this opinion in connection with the opinion of Simpson Thacher & Bartlett LLP to be rendered in connection with the Registration Statement.

Very truly yours,

Dated: February 11, 2005	/s/ Dorsey & Whitney LLP

JBA/CFS